Exhibit 10.8

ADVERTISING AGENCY AGREEMENT

ON 2008 CHINESE NEW YEAR GALA PROGRAM

Party A:	Mass Media & Universal International Advertising Co., Ltd.

Party B:	Advertising Department, CCTV

After consultations, Party A and Party B (each a “Party”, and collectively the “Parties”) have reached the following agreement (the “Agreement”) in connection with advertising agency services for the 2008 Chinese New Year Gala program and advertising packages during the Chinese New Year holidays:

1.	Party B authorizes Party A to be the sole advertising agent for the 2008 Chinese New Year Gala program and advertising packages during the Chinese New Year holidays. Party A warrants that advertising revenue from the above-mentioned resources will be no less than RMB 150 million (including advertising agency fee).

2.	Party A shall conduct sales activities under the instruction of Party B. Party A shall be responsible for signing advertising packages broadcasting contracts, collecting fees, collecting advertising tapes and implementing other sales operations. Party B shall be responsible for reviewing and editing advertising tapes, broadcasting, and conducting sales-related coordination work.

3.	Party B shall pay Party A 15% of the advertising fees actually paid as an agency fee. If Party A achieves a sales revenue of over RMB 150 million, it shall obtain 15% of the excess amount (after deducting the agency fee) as a bonus. If Party A achieves a sales revenue of less than RMB 150 million, it shall be paid an agency fee calculated in the same formula as that for RMB 150 million.

4.	Advertising Resources:

(1)	February 6, 2008 (New Year’s Eve), a 10-minute advertising time slot before the Chinese New Year Gala, and a 12-minute slot after the Gala, on CCTV-1 and CCTV-4.

(2)	February 6, 2008 (New Year’s Eve), a 10-minute advertising time slot before each of the singing and dancing gala on CCTV-2 and the Chinese opera gala on CCTV-3, and a 12-minute slot after each gala.

(3)	February 7, 2008 (the first day of the lunar new year), a 12-minute advertising time slot amid the rebroadcast of the Chinese New Year Gala on CCTV-1.

(4)	February 7-21, 2008, advertising time slots on CCTV-1:

4 minutes, prime hour TV Festival clips;

3 minutes amid a prime hour TV drama series—Reputation Well Earned;

3 minutes after a prime hour TV drama series.

(5)	February 7-21, 2008, a 2-minute time slot after Selected Programs on CCTV-1, and two 2-minute time slots in the afternoon of New Year’s Eve, February 6, before the Chinese New Year Gala.

(7)	Advertising time slots amid the Chinese New Year Gala or other related special programs or events, in various advertising modes.

5.	Party A shall be responsible for soliciting and collecting sponsored items to the Chinese New Year Gala as per Party B’s requirements. The sponsored items shall be collected in accordance with relevant rules and regulations of CCTV.

6.	Party A shall be responsible for receiving people from sponsors of the Chinese New Year Gala and advertising clients when they arrive in Beijing.

7.	Party A shall be responsible for all consequences of infringement of the right of publicity and copyright of any third persons or violations of relevant laws and regulations in its advertisement solicitation and sales activities.

8.	Party A shall handover to Party B all amounts payable within one (1) month of the end of the Chinese New Year Gala.

9.	Any matters not covered in this Agreement shall be resolved through negotiations by both Parties.

7.	This Agreement is executed in six (6) copies. Party A will hold one (1) copy. The other five (5) copies will be kept by Party B and relevant CCTV departments.

Party A: Mass Media & Universal International Advertising Co., Ltd.

Representative (Signature and Seal): /s/(affixed with company seal)

Date: December 6, 2007

Party B: Advertising Department, China Central Television (CCTV)

Representative (Signature and Seal): /s/(affixed with company seal)

Date: December 6, 2007

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